Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES RECORD FIRST QUARTER RESULTS

SPARKS, MD, MAR. 23 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported record sales, net income and earnings per share for the first quarter ended February 29, 2004.

Sales for the quarter were $572 million, an increase of 18% versus the first quarter of 2003.  Higher volumes, pricing and product mix in the consumer and industrial businesses led to an increase of 7%.  In addition, favorable foreign exchange rates added 6%, and the 2003 acquisition of Zatarain’s added another 5% to sales.

Earnings per share from continuing operations for the first quarter increased 17% to 27¢ compared to 23¢ in the first quarter of 2003.  During the quarter, the Company increased advertising spending by $5 million related largely to the Zatarain’s acquisition and new product launches.  Strong sales growth and higher gross profit margin were the primary drivers of the first quarter increase in net income and earnings per share.

Consumer Business

	Three Months Ended
(in thousands)	2/29/04	2/28/03
Net sales	$299,054	$236,286
Operating income	48,998	39,835

For the first quarter, sales for McCormick’s consumer business rose 27% when compared to 2003.  Zatarain’s added 10% to sales, higher volume, price and product mix added 9% and favorable foreign exchange another 8%.  Consumer sales in the Americas rose 33% with 16% from the Zatarain’s acquisition and 2% from foreign exchange.  Higher volume in both the U.S. and Canada was the primary driver of the remaining 15% of sales increase for the quarter.  Sales in the U.S. benefited from new distribution gained in 2003 with a leading dollar store chain and a major grocery retailer.  In addition to these volume increases, pricing was higher for vanilla products in response to higher vanilla bean costs.  Consumer sales in Europe increased 17% for the quarter, with 16% due to favorable foreign exchange.  The remaining 1% of increase was due to sales of new products and strength with the Schwartz brand in the U.K.  Volumes in France were even with prior year due to a weaker economy.  In the Asia/Pacific region, favorable foreign exchange led to a 19% increase in consumer sales. During the quarter, increased sales in Australia offset a decrease from slotting fees for new products in China that were recorded as a reduction to sales.  Operating income from continuing operations for the consumer business increased 23% to $49 million for the first quarter of 2004.  This increase was driven by strong sales performance, offset in part by a $5 million increase in advertising related to Zatarain’s and new product launches.

Industrial Business

	Three Months Ended
(in thousands)	2/29/04	2/28/03
Net sales	$273,308	$249,161
Operating income	25,358	22,713

McCormick’s industrial business had improved results for the first quarter of 2004. Sales increased 10% versus last year, with higher volumes, price and product mix contributing 6% and favorable foreign exchange another 4%.  In the Americas, industrial sales rose 6% with 1% from foreign exchange.  As in 2003, sales to restaurant customers have remained strong with new products leading to higher volumes.  Sales to food processors improved during the quarter, while sales to food service customers continued to be even with prior year results.  Industrial sales in Europe benefited from new products, increasing 26% for the quarter, with foreign exchange contributing 15%.  In the Asia/Pacific region, industrial sales rose 14%, with an 11% increase from foreign exchange.  In the first quarter of 2004, industrial business operating income increased 12% to $25 million, benefiting from sales of more higher-margin, value-added product lines.

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Forward-Looking Statement

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources, global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food processing businesses as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com) 3/2004

First Quarter Report	McCormick & Company, Incorporated
Consolidated Income Statement (Unaudited)
(In thousands except per-share data)

	Three Months Ended
	2/29/2004	2/28/2003
Net sales	$572,362	$485,447
Cost of goods sold	350,676	299,317
Gross profit	221,686	186,130
Gross profit margin	38.7%	38.3%
Selling, general & administrative expense	160,233	130,979
Special charges	69	120
Operating income	61,384	55,031
Interest expense	9,572	9,511
Other (income)/expense, net	(148)	(641)
Income from consolidated operations before income taxes	51,960	46,161
Income taxes	16,056	14,206
Net income from consolidated operations	35,904	31,955
Income from unconsolidated operations	3,261	2,847
Minority interest	(1,059)	(1,375)
Net income from continuing operations	38,106	33,427
Discontinued operations, net of tax	—	1,712
Net income	$38,106	$35,139

Earnings per share - basic:
Net income from continuing operations	$0.28	$0.24
Net income from discontinued operations	$—	$0.01
Net income	$0.28	$0.25

Earnings per share - diluted:
Net income from continuing operations	$0.27	$0.23
Net income from discontinued operations	$—	$0.01
Net income	$0.27	$0.25

Average shares outstanding - basic	137,357	139,882
Average shares outstanding - diluted	141,817	142,461

First Quarter Report	McCormick & Company, Incorporated
Consolidated Balance Sheet (Unaudited)
(In thousands)

	2/29/2004	2/28/2003
Assets
Current assets
Cash and cash equivalents	$17,735	$22,882
Receivables, net	325,387	271,084
Inventories	366,337	325,361
Prepaid expenses and other current assets	22,059	38,319
Current assets of discontinued operations	—	55,435
Total current assets	731,518	713,081
Property, plant and equipment, net	464,592	412,980
Goodwill and intangible assets, net	741,005	540,305
Prepaid allowances	86,405	113,908
Investments and other assets	140,885	128,111
Non-current assets of discontinued operations	—	77,521
Total assets	$2,164,405	$1,985,906

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$179,686	$207,966
Trade accounts payable	153,577	173,081
Other accrued liabilities	299,675	268,920
Current liabilities of discontinued operations	—	21,248
Total current liabilities	632,938	671,215
Long-term debt	450,024	451,063
Other long-term liabilities	219,842	199,480
Long-term liabilities of discontinued operations	—	3,163
Total liabilities	1,302,804	1,324,921
Minority interest	23,323	21,360
Shareholders’ equity
Common stock	278,360	236,223
Retained earnings	495,824	459,113
Accumulated other comprehensive income (loss)	64,094	(55,711)
Total shareholders’ equity	838,278	639,625
Total liabilities and shareholders’ equity	$2,164,405	$1,985,906